Exhibit 99.2

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ISSUES UPDATED 2012 GUIDANCE TO REFLECT RECENT EQUITY TRANSACTIONS

BLOOMFIELD HILLS, Mich., August 8, 2012 - - Taubman Centers, Inc. (NYSE: TCO) today announced updated guidance on 2012 Adjusted Funds from Operations (FFO) per diluted share, FFO per diluted share, and net income allocable to common shareholders per diluted share (EPS) to reflect recent common and preferred stock offerings and the anticipated preferred stock redemption.

	Guidance
	Range for Year Ended
	December 31, 2012
Adjusted FFO per diluted share - guidance issued July 26, 2012	$3.24	$3.29

Impact of common and preferred offerings, excluding preferred stock redemption charge	(0.02)	(0.02)

Adjusted FFO per diluted share - adjusted for the offerings	$3.22	$3.27

Early extinguishment of debt charge - The Mall at Millenia	(0.02)	(0.02)
Preferred stock redemption charge	(0.07)	(0.07)

FFO per diluted share	$3.13	$3.18

Real estate depreciation - TRG	(1.80)	(1.75)

Distributions on participating securities of TRG	(0.02)	(0.02)

Depreciation of TCO's additional basis in TRG	(0.11)	(0.11)

EPS per diluted share	$1.20	$1.30

-more-

TCO 2012 Guidance/2

Recent Equity Transactions

On July 31, 2012, the company announced the offering of 2,500,000 common shares in an underwritten public offering. The underwriters were granted a 30-day option to purchase up to an additional 375,000 common shares, which was exercised, and the offering closed on August 6, 2012.

On August 3, 2012, the company priced an offering of $175 million perpetual 6.5% Series J Cumulative Redeemable Preferred Stock (NYSE: TCO PR J) at a price of $25.00 per share in an underwritten public offering. The company granted the underwriters an option to purchase up to an additional 1,050,000 shares within 30 days to cover over-allotments. The offering is expected to close August 14, 2012.

On August 3, 2012, the company provided notice to redeem its $100 million 8% Series G Cumulative Redeemable Preferred Stock (NYSE: TCO PR G) at a price of $25.00 plus accrued and unpaid dividends of $0.35 per share on September 4, 2012. The company also provided notice to redeem its $87 million 7.625% Series H Cumulative Redeemable Preferred Stock (NYSE: TCO PR H) at a price of $25.00 plus accrued and unpaid dividends of $0.33359375 per share on September 4, 2012. The redemptions will be funded by the company's issuance of the Series J preferred stock and if necessary, funds from its revolving lines of credit. The company will recognize a $6.4 million charge upon redemption, representing the difference between the face value and the book value of the preferred stock redeemed.

As a result of these transactions, the company will have $175 million of preferred stock outstanding, excluding potential over-allotment, at a rate of 6.5% versus the previous $187 million outstanding at a weighted average rate of 7.83%.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the publicly held U.S. regional mall industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan, and its Taubman Asia subsidiary is headquartered in Hong Kong. For more information about Taubman, visit www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, general development risks, and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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